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                                 Exhibit-99.2


                            EARNINGS PRESS RELEASE


 ******************************* PRESS RELEASE *******************************
                               DATED MAY 6, 1994

To Be Immediately Released.

Contact: William C. Collett, Treasurer - 510/601-4339

Oakland, CA  Friday, May 6, 1994.

Dreyer's Grand Ice Cream, Inc. (OTC - DRYR) announced record sales for the first quarter ended March 26, 1994, while earnings were lower than the prior year's first quarter, according to T. Gary Rogers, Chairman.

Consolidated net sales for the thirteen week period were $112,001,000, compared with $102,317,000 for the same period in 1993, an increase of 9 percent. Sales of the Company's Dreyer's and Edy's brand products increased 17 percent for the quarter and represented 66 percent of consolidated net sales for the quarter compared with 62 percent in the first quarter of 1993.

Net income for the first quarter totaled $1,582,000, or $.11 per common share, a decrease from the comparable net income of $2,118,000, or $.15 per common share achieved in the first quarter of 1993.

The decrease in earnings for the quarter was primarily the result of increased selling, general, and administrative expenses, and interest expense, which more than offset the effect of higher sales and a slightly increased gross margin.

In a separate release, Dreyer's announced today that it has entered into a transaction to sell common stock representing a minority ownership position to an affiliate of Nestle USA, Inc. In addition, Dreyer's is embarking on a five year plan to accelerate sales of its branded products. Information regarding the agreement with Nestle and management's five year plan is included in the separate announcement.

Dreyer's Grand Ice Cream, Inc. manufactures and distributes premium quality ice creams and other premium dairy-based products made only from the highest quality ingredients available.

                                                                  (continued...)
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                              SUMMARY OF EARNINGS

(In thousands, except per share amounts)

                                                                           Thirteen Weeks Ended
                                                                           --------------------
                                                                 March 26, 1994            March 27, 1993
                                                                 --------------            --------------
Net Sales . . . . . . . . . . . . . . . . . . . . . . . .           $112,001                  $102,317
                                                                    ========                  ========

Net Income  . . . . . . . . . . . . . . . . . . . . . . .             $1,582                    $2,118
                                                                      ======                    ======

Net Income Per Common Share . . . . . . . . . . . . . . .              $0.11                     $0.15
                                                                       =====                     =====

Average Common Shares Outstanding . . . . . . . . . . . .             14,698                    14,579